UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2022

BLINK CHARGING CO.
(Exact name of registrant as specified in its charter)

Nevada	001-38392	03-0608147
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

605 Lincoln Road, 5th Floor Miami Beach, Florida	33139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 521-0200

N/A
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	BLNK	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	BLNKW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CURRENT REPORT ON FORM 8-K

Blink Charging Co.

April 22, 2022

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 22, 2022, pursuant to a Sale and Purchase Agreement, dated April 22, 2022, we acquired through our Dutch subsidiary, Blink Holdings B.V., all of the outstanding capital stock of Electric Blue Limited, a private company limited by shares and registered in England and Wales (“EB”), from its shareholders. Headquartered in St. Albans, United Kingdom, EB is a leading, independently-owned provider of electric vehicle charging and sustainable energy solutions and technologies. EB works with local authorities and businesses to create the infrastructure the United Kingdom needs to meet the 2050 net zero emissions target and prepare for the 2030 ban on the sale of new petrol and diesel cars and vans.

The purchase price for the acquisition of all of EB’s outstanding capital stock was up to 18,000,000 British Pounds (“GBP”) (approximately $23,400,000), consisting of 10,000,000 GBP (approximately $13,000,000) in cash, and 3,000,000 GBP (approximately $3,900,000) represented by 152,803 shares of our common stock (the “Consideration Shares”). The number of Consideration Shares was calculated based on the volume weighted average price of our common stock during the 30 consecutive trading days ending on the closing date of the Sale and Purchase Agreement, which equaled $25.17 per share.

We also agreed in the Sale and Purchase Agreement, provided EB reaches specified gross revenue or new EV charger installation targets over the three years post-closing, to issue up to 5,000,000 GBP (approximately $6,500,000) in additional shares of our common stock to EB shareholders (the “Earn-Out”)

Of the Consideration Shares to be issued to the EB shareholders at closing, the sum of 500,000 GBP (approximately $650,000) in cash and 25,466 shares of common stock (valued at 500,000 GBP or approximately $650,000) are being held in escrow accounts for periods of 12 months (cash escrow) and 18 months (stock escrow), respectively, following the closing to cover any losses or damages we may incur by reason of, among other things, any misrepresentation or breach of warranty by EB under the Sale and Purchase Agreement.

In order to comply with the market rules of the Nasdaq Stock Market, the Sale and Purchase Agreement includes a “share cap” to limit the number of shares that can be issued under the Sale and Purchase Agreement, after giving consideration to the Earn-Out, to 19.9% of our outstanding shares (determined immediately prior to the closing of the acquisition).

All shares of our common stock to be issued to EB shareholders in connection with the acquisition will be issued in reliance upon the exemption from registration afforded by Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). In addition to the requirement that any subsequent sale or transfer of such stock comply with Regulation S and Rule 144 under the Securities Act, all of our common stock to be issued at the closing and any further shares issued pursuant to the Earn-Out will be subject to a six-month contractual lock-up agreement following issuance.

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Prior to the acquisition, neither EB nor any EB shareholder had any material relationship or association with us. The acquisition purchase price was determined as a result of arm’s length negotiations between the parties. There are presently no significant changes anticipated in the business or product lines of either our company or EB.

The foregoing description of the Sale and Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference in its entirety.

We announced the closing of the acquisition in a press release issued on April 26, 2022, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference in its entirety.

Item 3.02. Unregistered Sales of Equity Securities.

On April 22, 2022, we agreed to issue 152,803 shares of our common stock in the acquisition described above in reliance upon the exemption from registration afforded by Regulation S under the Securities Act. The shares of common stock offered in the acquisition have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The information set forth above in Items 1.01 and 2.01 with respect to the issuance of shares to EB shareholders is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired. In accordance with Item 9.01(a), the financial statements of EB are not “significant” and therefore not required to be filed pursuant to Item 3.05(b) of Regulation S-X.

(b) Pro Forma Financial Information. In accordance with Item 9.01(b), the pro forma financial information is not “significant” and therefore not required to be filed pursuant to Article 11 of Regulation S-X.

(d) Exhibits. The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description

2.1	Sale and Purchase Agreement, dated April 22, 2022, between the Shareholders of Electric Blue Limited, and Blink Holdings B.V. and Blink Charging Co.

99.1	Press release issued by Blink Charging Co. on April 26, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLINK CHARGING CO.

Dated: April 26, 2022	By:	/s/ Michael D. Farkas
	Name:	Michael D. Farkas
	Title:	Chairman and Chief Executive Officer

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